CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated November 8, 2012 with respect to the audited financial statements of Camp Nine, Inc. for the years ended August 31, 2012 and 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

November 9, 2012